Exhibit (a)(3)

THIS ANNOUNCEMENT IS NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION.

21 February 2012

RECOMMENDED CASH OFFER FOR

CRYPTOLOGIC LIMITED

BY

AMAYA GAMING GROUP INC.

Posting of Documents

It was announced on 2 February 2012 that the boards of CryptoLogic and Amaya had reached agreement on the terms of an offer by Amaya to acquire the entire issued and to be issued ordinary share capital of CryptoLogic, which the board of CryptoLogic would unanimously recommend, at a price of US$2.535 (£1.606*) (C$2.543**) in cash per CryptoLogic Share.

The boards of CryptoLogic and Amaya are now pleased to announce that the offer document dated 17 February 2012 (the “Offer Document”) setting out, amongst other things, the terms and conditions of the Offer and the procedure for acceptance, together with the Form of Acceptance, as well as the Directors’ Circular of the board of CryptoLogic dated 17 February 2012 are being posted to shareholders of CryptoLogic, and for information only, to exchangeable shareholders of CryptoLogic’s indirect wholly owned subsidiary, CryptoLogic Exchange Corporation and holders of CryptoLogic stock options, today.

The Offer will initially remain open for acceptance until 3:00 p.m. London time (10:00 a.m. Toronto time) on 28 March 2012 and is conditional upon, among other things, valid acceptances being received in respect of more than 50 per cent in value of the issued share capital of CryptoLogic and more than 50 per cent of the voting rights attached to the issued share capital of CryptoLogic normally exercisable at general meetings of CryptoLogic. Full details concerning the conditions to the Offer are set out in the Offer Document.

To accept the Offer in respect of CryptoLogic Shares, the Form of Acceptance should be completed, signed and returned, or an Electronic Acceptance (for holdings in CREST) or Book-Entry Transfer (for holdings in CDS or DTC) made, in accordance with the instructions set out in the Offer Document and the Form of Acceptance so as to be received or settled as soon as possible and, in any event, by no later than 3.00 p.m. London time (10.00 a.m. Toronto time) on 28 March 2012. For further information on the procedure for acceptance, holders of CryptoLogic Shares should read paragraph 15 of Part 2 of the Offer Document.

*	Based on a currency exchange rate of US$1.5784 to £1.00 (being the Bloomberg Rate as at 5.00 p.m. (London time) on 16 February 2012 the last Business Day prior to the date of the Offer Document).

**	Based on a currency exchange rate of US$0.9967 to C$1.00 (being the Bloomberg Rate as at 5.00 p.m. (London time) on 16 February 2012 the last Business Day prior to the date of the Offer Document).

Copies of the Offer Document, the Form of Acceptance, the Directors’ Circular and other documents on display for the purposes of the Offer will be available free of charge, subject to certain restrictions relating to persons resident in Restricted Jurisdictions, on Amaya’s website at www.amayagaming.com/cryptologic and CryptoLogic’s website at offer.CryptoLogic.com by no later than 12.00 p.m. London time on 22 February 2012.

If you require assistance or have any questions about procedures for acceptance of the Offer, please contact Boudicca Proxy Consultants, the Information Agent for the Offer, on:

•	USA/Canada Toll-Free: 1-800-965-5871

•	UK Freephone: 0808-189-0978

•	Rest of the world (charged at national rates): +44 203 051 4260

Banks and Brokers may call +1 (212) 252-2119 for information and assistance.

The helplines will be available between 9.00 a.m. and 1.00 a.m. (London Time), 4.00 a.m. to 8.00 p.m. (Toronto time), Monday to Friday.

Alternatively, you may email your enquiries to info@boudiccaproxy.com.

Please note that the Information Agent cannot provide any financial, legal or tax advice or advice on the merits of the Offer.

Certain terms used in this announcement are defined in the Offer Document.

Enquiries

Amaya:

David Baazov, President and CEO	Tel: +1 514 744 3122
Daniel Sebag, CFO

Canaccord Genuity (Financial Adviser to Amaya):

Rory O’Sullivan/Kit Stephenson	Tel: +44 (0)207 050 6500
Neil Johnson	Tel: +1 416 869 7224

CryptoLogic:

David Gavagan, Chairman and Interim CEO	Tel: +353 (0)1 234 0400
Huw Spiers, Group CFO and Group Head of Operations

Deloitte Corporate Finance (Financial Adviser to CryptoLogic):

Jonathan Hinton	Tel: +44 (0)207 936 3000
David Smith

Luther Pendragon (PR adviser to CryptoLogic):

Neil Thapar	Tel: +44 (0)20 7618 9100
Alexis Gore

This Announcement, although required under the Code, is for information purposes only and is not intended to and does not constitute, or form any part of, an offer to sell or an invitation to subscribe for or purchase any securities or the solicitation of an offer to purchase or subscribe for any securities in any jurisdiction pursuant to the Offer or otherwise. The Offer will be made solely through the Offer Document, the Form of Acceptance and any other documents required by applicable law, which will contain the full terms and conditions of the Offer (including details on how to accept the Offer). Any response in relation to the Offer should be made only on the basis of the information contained in the Offer Document, the Form of Acceptance or any other document by which the Offer is made. CryptoLogic Shareholders are advised to read carefully the formal documentation in relation to the Offer once it has been despatched. The summary and the Announcement do not constitute a prospectus or prospectus equivalent document.

The statements contained in this Announcement are made as at the date of this Announcement, unless some other time is specified in relation to them, and publication of this Announcement shall not give rise to any implication that there has been no change in the facts set forth in this Announcement since such date. Nothing contained in this Announcement shall be deemed to be a forecast, projection or estimate of the future financial performance of Amaya or the Amaya Group or CryptoLogic or the CryptoLogic Group except where otherwise stated.

This Announcement has been prepared for the purpose of complying with the Code, the laws of Guernsey, Canadian securities laws, and United States securities laws and the information disclosed is not the same as would have been disclosed if this Announcement had been prepared in accordance with the laws outside such jurisdictions. Unless otherwise determined by Amaya or required by the Code and permitted by applicable law and regulation, the Offer will not be made, directly or indirectly, in or into, or by use of the mails, or by any means or instrumentality (including, without limitation, by means of telephone, facsimile, telex, internet or other forms of electronic communication) of interstate or foreign commerce of, or any facilities of a securities exchange of, any Restricted Jurisdiction, and the Offer will not be capable of acceptance by any such use, means, instrumentality or facility or from within any Restricted Jurisdiction. Accordingly, unless otherwise determined by Amaya or required by the Code and permitted by applicable law and regulation, copies of this Announcement and any other related document are not being, and must not be, directly or indirectly, mailed or otherwise distributed or sent in or into or from any Restricted Jurisdiction and persons receiving such documents (including custodians, nominees and trustees) must not distribute or send them in, into or from such jurisdictions as doing so may make invalid any purported acceptance of the Offer by persons in any such jurisdiction.

The availability of the Offer to persons not resident in the United Kingdom, Guernsey, Canada and the United States may be affected by the laws of the relevant jurisdiction. Persons who are subject to the laws of any jurisdiction other than the United Kingdom, Guernsey, Canada and the United States should obtain professional advice and observe any applicable requirements.

Dealing Disclosure Requirements

Under Rule 8.3(a) of the Code, any person who is interested in one per cent. or more of any class of relevant securities of an offeree company or of any paper offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any paper offeror is first identified. An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any paper offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 pm on the 10th Business Day following the commencement of the offer period and, if appropriate, by no later than 3.30 pm on the 10th Business Day following the announcement in which any paper offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a paper offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in one per cent. or more of any class of relevant securities of the offeree company or of any paper offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any paper offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any paper offeror, save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 pm on the Business Day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a paper offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Takeover Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. You should contact the Panel’s Market Surveillance Unit on +44 (0)20 7638 0129 if you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure.

Opening Position Disclosure

Amaya has made an Opening Position Disclosure setting out the details required to be disclosed by it under Rule 8.1(a) of the Code.

Market Purchases

In accordance with normal UK market practice and to the extent permitted by applicable law and regulation, Amaya or its nominees or brokers (acting as agents) may from time to time make certain purchases of, or arrangements to purchase, CryptoLogic Shares outside the United States, other than pursuant to the Offer, during the Offer Period. These purchases may occur only in the open market at prevailing prices. Any information about such purchases will be disclosed as required under applicable law.

Under Canadian securities law, Amaya shall not offer to acquire, or make or enter into an agreement, commitment or understanding to acquire beneficial ownership of any securities of the class that are subject to the Offer or securities convertible into securities of that class otherwise than under the Offer on and from the day of the announcement of Amaya’s intention to make the Offer until the expiry of the Offer, expect in limited circumstances.

Cautionary Note Regarding Forward-Looking Statements

This Announcement may contain certain forward-looking statements with respect to the financial condition, results of operations and business of CryptoLogic or Amaya or the CryptoLogic Group and certain plans and objectives of the CryptoLogic Board and the Amaya Board. These forward-looking statements can be identified by the fact that they do not relate to historical or current facts. Forward-looking statements often use words such as “anticipate”, “target”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”, “will”, “may”, “should”, “would”, “could” or other words of similar meaning. These statements are based on assumptions and assessments made by the CryptoLogic Board and the Amaya Board in the light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe appropriate. By their nature, forward-looking statements involve risk and uncertainty and the factors described in the context of such forward-looking statements in this Announcement could cause actual results and developments to differ materially from those expressed in or implied by such forward-looking statements. These forward-looking statements are not guarantees of future financial performance. Except as expressly provided in this Announcement, they have not been reviewed by the auditors of CryptoLogic or Amaya. Such forward-looking statements involve known and unknown risks and uncertainties that could significantly affect expected results and are based on certain key assumptions. Many factors could cause actual results to differ materially from those projected or implied in any forward-looking statements including that there can be no certainty that the conditions to the Offer will be satisfied or where permitted waived. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. All subsequent oral or written forward-looking statements attributable to CryptoLogic or Amaya or any of their respective members, directors, officers or employees or any persons acting on their behalf are expressly qualified in their entirety by the cautionary statement above.

Should one or more of these risks or uncertainties materialise, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this Announcement. CryptoLogic and Amaya assume no obligation to update or correct the information contained in this Announcement except as required by applicable law or regulation.

Nothing contained herein shall be deemed to be a forecast, projection or estimate of the future financial performance of any member of the Amaya Group or the CryptoLogic Group following completion of the Offer unless otherwise stated.

Overseas CryptoLogic Shareholders

Unless otherwise determined by Amaya or required by the Code, and permitted by applicable law and regulation, the Offer will not be made available, directly or indirectly, in, into or from a Restricted Jurisdiction where to do so would violate the laws in that jurisdiction and no person may accept the Offer by any such use, means, instrumentality or form within a Restricted Jurisdiction or any other jurisdiction if to do so would constitute a violation of the laws of that jurisdiction. Accordingly, copies of this

Announcement and all documents relating to the Offer are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in, into or from a Restricted Jurisdiction where to do so would violate the laws in that jurisdiction, and persons receiving this Announcement and all documents relating to the Offer (including custodians, nominees and trustees) must not mail or otherwise distribute or send them in, into or from such jurisdictions where to do so would violate the laws in that jurisdiction.

The availability of the Offer to CryptoLogic Shareholders who are not resident in the United Kingdom, Guernsey, Canada or the United States may be affected by the laws of the relevant jurisdictions in which they are resident. Persons who are not resident in the United Kingdom, Guernsey, Canada or the United States should inform themselves of, and observe, any applicable requirements.

Notice to US investors

The Offer is for the securities of a company organised under the laws of Guernsey and is subject to the procedure and disclosure requirements of the United Kingdom, Guernsey and Canada, which are different from those of the United States. The Offer is being made in the United States pursuant to Sections 14(d) and 14(e) of, and Regulations 14D and 14E under, the US Securities Exchange Act of 1934, as amended (the “Exchange Act”), subject to the exemptions provided by Rule 14d-1(d) under the Exchange Act, and otherwise in accordance with the requirements of the Code. Accordingly, the Offer is subject to disclosure and other procedural requirements, including with respect to market purchases, withdrawal rights, the offer timetable, settlement procedures and timing of payments that are different from those applicable under US domestic tender offer procedures and laws.

This Announcement is for informational purposes only and does not constitute an offer to sell or an invitation to purchase any securities or the solicitation of an offer to buy any securities, pursuant to the Offer or otherwise. This Announcement also does not constitute a Solicitation/ Recommendation Statement under the rules and regulations of the SEC. The Offer will be made solely by means of an Offer Document, the Form of Acceptance accompanying the Offer Document and any other documents required by applicable law, which will contain the full terms and conditions of the Offer, including details of how the Offer may be accepted. In the United States, Amaya will file with the SEC a Tender Offer Statement on Schedule TO containing the Offer Document and other related documentation and CryptoLogic will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 on or about the date the Offer Document is mailed to CryptoLogic Shareholders.

Free copies of the Schedule TO, the Schedule 14D-9 and the other related documents to be filed by Amaya or CryptoLogic in connection with this Offer will be available on the SEC’s website at http://www.sec.gov. The Offer Document, Form of Acceptance accompanying the Offer Document and any other documents required by applicable law will be made available to all CryptoLogic Shareholders, Exchangeable Shareholders and CryptoLogic Option Holders at no charge to them. CryptoLogic Shareholders are advised to read the Offer Document and the accompanying Form of Acceptance because they contain important information. CryptoLogic Shareholders in the United States are also advised to read the Tender Offer Statement and the Solicitation/Recommendation Statement because they contain important information.